Exhibit 99.1

Contacts:

Stephanie Ascher, Stern Investor Relations, Inc., (212) 362-1200, stephanie@sternir.com

NEWS RELEASE

Endocyte Appoints Mike Sherman as President and Chief Executive Officer

West Lafayette, Ind., June 20, 2016 -- Endocyte, Inc. (NASDAQ Global Market: ECYT), a leader in developing targeted small molecule drug conjugates (SMDCs) and companion imaging agents for personalized therapy, today announced that Mike Sherman has been appointed president and chief executive officer of the Company and added to its board of directors, succeeding Ron Ellis, who has resigned effective immediately. Mr. Sherman has served as Endocyte’s chief financial officer since 2006 and undertook the additional role of chief operating officer in 2014.

“Mike is the ideal candidate to lead Endocyte as we continue to shape the Company and advance our pipeline. His steadily expanded role as a trusted and strategic leader within the company over the last decade has established him as the natural successor to Ron. We are confident that his appointment will ensure a seamless management transition, and that he will add significant value in his new role,” said John C. Aplin, Ph.D., chairman of the Endocyte board of directors. “We would like to thank Ron, as our founding CEO, for his many contributions to building Endocyte and his tireless efforts in positioning the company for future success. We are fortunate that he will play an ongoing consulting role for the company.”

“I am honored by the confidence the board has placed in me, and I am excited to help unlock the potential of the SMDC platform,” said Mr. Sherman. “With a clear path of development for our lead programs, EC1456 and EC1169, and the broad applicability of our technology, the next several years will be exciting for Endocyte. I look forward to leading the company, and bringing our medicines to patients.”

Prior to joining Endocyte in 2006, Mr. Sherman served in various executive roles, most recently as vice president of finance and strategic planning of Guidant Corporation, a cardiovascular device manufacturer acquired by Boston Scientific Corporation. He also serves on the Board of Directors at Mead Johnson Nutrition and holds a B.A. in economics from DePauw University and an M.B.A. from the Tuck School of Business at Dartmouth.

About Endocyte

Endocyte is a biopharmaceutical company and leader in developing targeted small molecule drug conjugates (SMDCs) and companion imaging agents for personalized therapy in cancer and other serious diseases. Endocyte uses its proprietary technology to create novel SMDCs and companion imaging agents for personalized targeted therapies. The company's SMDCs actively target receptors that are expressed or over-expressed on diseased cells, relative to healthy cells. This targeted approach is designed to enable the treatment of patients with highly potent drugs into these cells. The companion imaging agents are designed to identify patients whose disease expresses the molecular target of the therapy and who therefore may be more likely to benefit from treatment. For more information, visit http://www.endocyte.com.

Forward Looking Statements

Certain of the statements made in this press release are forward looking, such as those relating to the company’s development programs and upcoming milestones. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the company may experience delays in the completion of its clinical trials (whether caused by competition, adverse events, patient enrollment rates, shortage of clinical trial materials, regulatory issues or other factors); risks that data from its clinical trials may not be indicative of subsequent clinical trial results; risks related to the safety and efficacy of the company’s product candidates; risks that early stage preclinical data may not be indicative of subsequent data when expanded to additional preclinical models or to subsequent clinical data; risks that evolving competitive activity and intellectual property landscape may impair the company's ability to capture value for the technology; estimates of the potential markets for its product candidates; estimates of the capacity of manufacturing and other facilities required to support its product candidates; projected cash needs; and expected future revenues, operations, expenditures and cash position. More information about the risks and uncertainties faced by Endocyte, Inc. is contained in the company’s periodic reports filed with the Securities and Exchange Commission. Endocyte, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.